Filed Pursuant to Rule 424(b)(3)

Registration No. 333-151780

PROSPECTUS SUPPLEMENT

(To prospectus supplement dated November 20, 2008 and prospectus dated June 19, 2008)

OGE ENERGY CORP.

321 N. Harvey, P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

(405) 553-3000

COMMON STOCK, $0.01 PAR VALUE PER SHARE

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      We entered into an equity distribution agreement dated as of November 20, 2008 with J.P. Morgan Securities Inc. (“JPMS”) that has been filed as an exhibit to our Current Report on Form 8-K dated November 20, 2008 and is incorporated by reference herein. During the period from November 20, 2008 through December 31, 2008, we sold 548,657 shares of our common stock through this equity distribution agreement.

November 20, 2008 - December 31, 2008
Gross Proceeds to Company	$13,930,617
Commission to Agent	(208,960)
Net Proceeds to Company	$13,721,657

     Our common stock trades on the New York Stock Exchange under the symbol “OGE.” On January 28, 2009, the closing price of our common stock on the New York Stock Exchange was $25.32 per share.

    This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated June 19, 2008 and the prospectus supplement, dated November 20, 2008.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is January 29, 2009.